                                                                    EXHIBIT 10.1





                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                                    BETWEEN

                           UNIFAB INTERNATIONAL, INC.

                          UNIVERSAL FABRICATORS L.L.C.

                                  PIM, L.L.C.

                               ALLEN TANK, L.L.C.

                                      AND

                                LATOKA USA, INC.

                                 AS "BORROWERS"

                                      AND

                            HIBERNIA NATIONAL BANK,
                                   AS "BANK"




                              DATED JULY 27, 1998
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
ARTICLE I
   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.1    Terms Defined Above . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.3    Other Definitional Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE II
   AMOUNT AND TERMS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.1    Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.2    Revolving Credit Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (a)    Revolving Credit Facility Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (b)    Borrowing Procedure Under the Revolving Credit Facility.  . . . . . . . . . . . . . . . . . .   9
                 (c)    Terms and Conditions Governing Letters of Credit. . . . . . . . . . . . . . . . . . . . . . .   9
                 (d)    Note Evidencing Revolving Credit Borrowings.  . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (e)    Revolving Credit Facility Maturity Date.  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.3    Non-Revolving LC Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (a)    Non-Revolving LC Facility Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (b)    Non-Revolving LC Facility Maturity Date.  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.4    Term Loan Facility. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (a)    Term Loan Facility Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (b)    Term Loan Facility Principal Repayment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (c)    Term Loan Facility Termination Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (d)    Use of Proceeds of Term Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.5    Interest and Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (a)    Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (b)    Letter of Credit Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (c)    Undisbursed Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (d)    Default Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (e)    Method of Calculating Interest and Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (f)    Interest Rate Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (g)    Inability to determine LIBO Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (h)    LIBO Rate indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.6    Payments, Prepayments, and Reduction or Termination of the Revolving Credit Facility. . . . .  13
                 (a)    Method of Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (b)    Payments Without Deduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (c)    Reduction of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.7    Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.8    Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE III
   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.1    Conditions to Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (a)    Completion of Initial Public Offering of UNIFAB International.  . . . . . . . . . . . . . . .  14
                 (b)    Loan Documentation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (c)    Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (d)    Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (e)    Governmental Certificates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (f)    Financial Statement Certification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (g)    Certification of Chief Financial Officer. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (h)    Certificate of Chief Executive Officer. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (i)    Certificate of Incumbency and Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (j)    Attorney Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (k)    Payment of Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (l)    Pledge of Latoka Ltd. Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (m)    Additional Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





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
         Section 3.2    Conditions to Each Advance and/or Letter of Credit. . . . . . . . . . . . . . . . . . . . . .  15
                 (a)    Continuation of Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . .  15
                 (b)    No Event of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (c)    Maximum Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF BORROWERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.1    Corporate Existence; Compliance With Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.2    Executive Offices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.3    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.4    Corporate Power; Authorization; Enforceable Obligations.  . . . . . . . . . . . . . . . . . .  16
         Section 4.5    Financials and Projections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (a)    Borrowers' Financials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.6    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.7    Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.8    Purpose.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.9    Use of Proceeds; Margin Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.10   Compliance with ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.11   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.12   Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.13   Operation of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.14   Rights in Properties; Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.15   Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.16   Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 4.17   Registered Office; Principal Place of Business; . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.18   Investment Company Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.19   Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.20   Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (a)    Employment Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (b)    Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.21   Corporate Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.22   Taxpayer I.D. Numbers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 4.23   Continuing Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE V
   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.1    Financial Statements and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.2    Maintenance of, Existence and Conduct of Business.  . . . . . . . . . . . . . . . . . . . . .  19
         Section 5.3    Payment of Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.4    Financial Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.5    Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.6    Books and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.7    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.8    Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.9    Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.10   Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.11   Supplemental Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.12   Employee Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.13   SEC Filings; Certain Other Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.14   Compliance with Leases; Additional Mortgages. . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.15   Borrowers Funding.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.16   Deposit Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI
NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.1    Mergers, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.2    Investments; Loans and Advances.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.3    Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.4    Employee Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22





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
         Section 6.5    Capital Structure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.6    Maintenance of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.7    Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.8    Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.9    Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 6.10   Sales of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.11   Cancellation of Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.12   Hedging Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.13   Restricted Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 6.14   Ownership of Borrowers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII
   EVENTS OF DEFAULT; RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.1    Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.2    Other Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.3    Other Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.4    Insolvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 7.5    ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.6    Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 7.7    Representation or Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VIII
   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 8.1    Bank's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 8.2    Financial Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 8.3    Delay.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 8.4    Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.5    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.6    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.7    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.8    LAW.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 8.9    Successors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.10   Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.11   Execution in Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.12   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 8.13   Conflicts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Exhibit "A"             Form of Application for Letter of Credit
Exhibit "B"             Form of Revolving Credit Promissory Note
Exhibit "C"             Form of Term Note

SCHEDULES:
Schedule 2.2(a)  List of Whitney Letters of Credit
Schedule 4.2     List of Borrowers' Executive Offices and Place of Business and Locations
Schedule 4.6     Litigation
Schedule 4.17    Business Locations
Schedule 5.8     List of Insurance Coverage
Schedule 6.3     List of Exiting Indebtedness
Schedule 6.9     List of Exiting Liens





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
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


         THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("SECOND RESTATED AGREEMENT"), is dated effective as of July 27, 1998, between UNIFAB INTERNATIONAL, INC., a Louisiana corporation ("UNIFAB INTERNATIONAL"), UNIVERSAL FABRICATORS L.L.C., a Louisiana limited liability company ("UNIFAB"), PIM, L.L.C., a Louisiana limited liability company ("PIM"), ALLEN TANK, L.L.C., a Louisiana limited liability company ("ALLEN TANK") and LATOKA USA, INC., a corporation organized under the laws of the State of Louisiana ("LATOKA USA") (collectively "BORROWERS"), and HIBERNIA NATIONAL BANK, a national banking association ("BANK").

                               W I T N E S E T H:

         WHEREAS, Pursuant to a Credit Agreement dated September 22, 1997 by and between UNIVERSAL FABRICATORS INCORPORATED, a Delaware corporation, UNIFAB International, as a guarantor, and Bank ("Agreement"), Bank extended credit to UNIVERSAL FABRICATORS INCORPORATED as Borrower in the form of a revolving credit facility in the maximum principal amount of Twenty Million and no/100 ($20,000,000.00) Dollars to provide for (i) TEN MILLION AND NO/100 ($10,000,000.00) DOLLARS for general corporate purposes, and (ii) Ten Million and no/100 ($10,000,000.00) Dollars for the issuance of certain standby letters of credit, including performance and retainage letters of credit ("Revolving Credit Facility"), and

         WHEREAS, Bank issued certain performance and retainage letters of credit for the benefit of Universal Fabricators Incorporated in the form of a non-revolving letter of credit facility, not to exceed the aggregate principal amount of SEVEN MILLION TWENTY FOUR THOUSAND FOUR HUNDRED TWENTY EIGHT AND 50/100 ($7,024,428.50) DOLLARS ("Non-Revolving LC Facility"), and

         WHEREAS, UNIFAB International formed UNIFAB. UNIVERSAL FABRICATORS INCORPORATED, as a wholly owned subsidiary of UNIFAB International, was thereafter merged into UNIFAB with UNIVERSAL FABRICATORS INCORPORATED transferring its assets to UNIFAB, and

         WHEREAS, UNIFAB International acquired PIM as a wholly owned subsidiary and in connection therewith restructured the Agreement to add PIM as a borrower, convert UNIFAB International from a guarantor to a borrower, and substituted UNIFAB as a borrower in lieu of UNIVERSAL FABRICATORS INCORPORATED.

         WHEREAS, UNIFAB International acquired ALLEN TANK and LATOKA USA as wholly owned subsidiaries and in connection therewith desires to restructure the Agreement to (i) add ALLEN TANK and LATOKA USA as borrowers, and (ii) provide a term loan facility in the amount of SEVEN MILLION AND NO/ONE-HUNDRED ($7,000,000.00) DOLLARS ("Term Loan Facility").

         WHEREAS, Borrowers and Bank desire to amend and supplement the Agreement in order to revise various Letter of Credit terms and conditions, include the Term Loan Facility, obtain a security interest in the stock of LATOKA USA, which is wholly owned by UNIFAB International, and to reflect the changes in the identity of Borrowers.

         WHEREAS, this Second Restated Agreement is intended to confirm and evidence (i) the amendment and restatement and continuation (but not payment) of the existing obligations of the Borrowers under the Loan Documents.

         NOW THEREFORE, for and in consideration of the premises and the mutual undertakings herein expressed, and upon the mutual promises and benefits received or to be received by each of them, Borrowers and Bank do consent and agree that the respective obligations of Bank and Borrowers pursuant to this Second Restated Agreement and any commitments previously issued are set forth herein in their entirety and any obligations by Bank to extend funds to Borrowers are set forth in their entirety herein, and Borrowers and Bank hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.1 TERMS DEFINED ABOVE. As used in this Second Restated Agreement, the terms "Second Restated Agreement", "Agreement", "Borrowers", "Bank", "Revolving Credit Facility", "Non-Revolving LC Facility" and "Term Loan Facility" shall have the meanings indicated above.

         SECTION 1.2 DEFINED TERMS. As used in this Second Restated Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         "ACQUISITION" means any transaction or series of transactions by which a Person acquires, either directly or through an Affiliate, subsidiary or otherwise, (a) any or all of the stock or other securities of any class, or ownership interest, of any other Person other than Affiliates of Borrowers or
(b) a substantial portion of the assets, or a division or line of business of any other Person other than Affiliates of Borrowers.

         "ADVANCE(S)" shall mean any disbursement to Borrowers of the loan proceeds under the Notes, any disbursement by Bank to any beneficiary under any Letter of Credit, as a result of any draw by such beneficiary under such Letter of Credit, and all or any portion of such disbursement so long as same remains outstanding and unpaid.

         "AFFILIATE" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person; (b) that directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of or of partnership interests of such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, of partnership interests, by contract, or otherwise.

         "AVAILABLE COMMITMENT" shall mean, at any particular time, an amount equal to the excess, if any, of (a) the amount of the Commitment over (b) the sum of (i) the aggregate unpaid principal amount at such time of the Advances plus (ii) the aggregate undrawn, available amount at such time of all Letters of Credit then outstanding, plus (iii) the then aggregate amount of all unpaid outstanding obligations of Borrowers to reimburse Bank with respect to any drawing under a Letter of Credit.

         "AVAILABLE NON-REVOLVING LC FUNDS" means, at any particular time, the remaining undrawn aggregate principal amount available for draw or draft by beneficiaries on all Letters of Credit issued by Bank.

         "BORROWING DATE" means any Business Day specified in a notice pursuant to Section 2.2(b) as a date on which Borrowers request Bank to make Advances hereunder.

         "BUSINESS DAY" means any day other than a Saturday or Sunday or other day when national banks located in the City of New Orleans are required or permitted to be closed.

         "CAPITALIZED LEASES" means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 13, dated November 1976, as amended.

         "CAPITAL EXPENDITURES" has the definition attributed to it under GAAP.

         "CAPITAL STOCK" shall mean any and all shares of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

         "CASH EQUIVALENTS" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposits, having maturities of not more than one years from the date of acquisition, of Bank or any other domestic commercial bank which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause
(iv) below, (iii) repurchase obligations with a term of not more than 270 days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by Standard Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within one year after the date of acquisition and (v) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses
(i) through (iv) above.

         "CHARGES" shall mean all Federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes at the time due and payable or levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Loan Documents, (ii) the Obligations, (iii) Borrowers' employees, payroll, income or gross receipts,
(iv) Borrowers' ownership or use of any of their assets, or (v) any other aspect of Borrowers' business.

         "CLOSING DATE" means the date as of which this Second Restated Agreement is executed by the parties hereto.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "CODE AFFILIATE" means each trade or business (whether or not incorporated) which together with any Borrower is treated as a "single employer" under subsection (b), (c), (m) or (o) of Section 414 of the Code.

         "COMMITMENT" means, for the period from the Effective Date hereof to and including the Termination Date, Bank's commitment to extend Loans to Borrowers pursuant to the terms of this Second Restated Agreement.

         "DEBT" means:  (a) all obligations of Borrowers for borrowed money,
(b) all obligations of Borrowers evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations of Borrowers to pay the deferred purchase price of property or services, except trade accounts payable by Borrowers arising in the ordinary course of business which are not past due by more than sixty (60) days unless such trade accounts payable are being contested in good faith by appropriate proceedings, (d) all obligations of Borrowers under any Capitalized Leases, (e) all obligations of Borrowers under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of Borrowers or any other obligations, contingent or otherwise, (f) all obligations secured by a Lien (except trade accounts payable by Borrowers arising in the ordinary course of business which are not past due by more than sixty (60) days unless such trade accounts payable are being contested in good faith by appropriate proceedings secured by a vendor's lien) existing on property owned by Borrowers whether or not the obligations secured thereby have been assumed by Borrowers or are non-recourse to the credit of Borrowers, (g) all reimbursement obligations of Borrowers relating to letters of credit, bankers' acceptances and similar instruments but excluding performance bonds, and (h) all liabilities of Borrowers in respect of unfunded vested benefits under any Plan; provided, however, the term "Debt" shall not include money borrowed by Borrowers to pay premiums on insurance policies obtained by Borrowers in the ordinary course of Borrowers' business.

         "DEFAULT" means any of the events specified in Article VII of this Second Restated Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "DEFAULT RATE" means the per annum rate of interest equal to three percent (3%) in excess of the LIBO Rate or the Prime Rate in effect on the date an Event of Default occurs.

         "EBIT" means, with respect to any Person for any period, consolidated net income of such Person for such period, plus (i) Interest Expense for such Person for such period, and (ii) tax expense for such period for taxes which have been provided for by such Person for such period, to the extent that any of the same are deducted from net revenues in determining such Person's consolidated net income for such period.

         "EFFECTIVE DATE" shall mean (i) with respect to UNIFAB International and UNIFAB, September 24, 1997, the day of the completion of the Initial Public Offering ("IPO") of UNIFAB International, at which time a minimum net proceeds to UNIFAB International of $12,000,000.00 was contributed to Universal Fabricators Incorporated, (ii) with respect to PIM, April 1, 1998, and (iii) with respect to Allen Tank and Latoka USA, July ___, 1998.

         "ENVIRONMENTAL LAWS" means any and all federal, state and local laws, regulations, ordinances, orders and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water ct. 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Louisiana Environmental Quality Act, La. R.S. 30:2001, et seq., and all similar laws, regulations and requirements of any governmental authority or agency having jurisdiction over Borrowers, or any of the property or assets of Borrowers, as such laws, regulations and requirements may be amended or supplemented from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings, and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

         "ERISA AFFILIATE" means each trade or business (whether or not incorporated) which together with any Borrower would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

         "EVENT OF DEFAULT" means the occurrence of any event described in
Article VII hereof or the occurrence of any other event which with the lapse of time, or lapse of time and notice to Borrowers would constitute an Event of Default.

         "FUNDED INDEBTEDNESS" means principal plus accrued but unpaid interest for borrowed money.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "GOVERNMENTAL AUTHORITY" means any state, nation or government or any political subdivision thereof or any agency, department or branch thereof.

         "HAZARDOUS SUBSTANCE" has the meaning specified in any applicable Environmental Law and means any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material which is or becomes listed, regulated or addressed under any Environmental Law, including, without limitation, asbestos, petroleum and polychlorinated biphenyls.

         "INDEBTEDNESS" shall mean as to Borrowers all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, all liabilities and all obligations to trade creditors, whether now or hereafter owing, arising, due or payable, and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise excluding any minority interest in Borrowers and deferred taxes of Borrowers. Without in any way limiting the generality of the foregoing, Indebtedness shall specifically include the following without duplication:

                 (a) amounts outstanding under this Second Restated Agreement, including, without limitation, amounts outstanding under the Note, any Letter of Credit Agreement, and/or the Non-Revolving LC Facility;

                 (b) all obligations or liabilities of any Person that are secured by any Lien upon property owned by Borrowers or any of their Subsidiaries, even though Borrowers shall not have assumed or become liable for the payment thereof;

                 (c) all obligations or liabilities created or arising under any lease or conditional sale or other title retention agreement with respect to property used or acquired by Borrowers, even though the rights and remedies of the lessor, seller or Bank thereunder are limited to repossession of such property;

                 (d)    all Charges.

         "INITIAL CLOSING DATE" means September 24, 1998.

         "INTEREST COVERAGE" means the ratio of EBIT to Interest Expense.

         "INTEREST EXPENSE" means with respect to any Person for any period, interest expense for such Person for such period, determined in accordance with GAAP.

         "INTEREST PERIOD" means with respect to any LIBO Rate Advance:

         (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBO Rate Advance and ending one, two, or three months thereafter, as selected by Borrowers in its notice to Bank of borrowing or notice of conversion, as the case may be, given with respect thereto; and

         (ii) thereafter, each period commencing on the day immediately following the last day of the preceding interest Period applicable to such LIBO Rate Advance and ending one, two or three months thereafter, as selected by Borrowers by notice to Bank not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto; and

                 provided, that:

                 (x) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                 (y) any Interest Period which, with respect to a LIBO Rate Advance under the Revolving Credit Facility, would otherwise extend beyond the Termination Date shall end on the Termination Date; and

                 (z) any Interest Period that begins on the last Business Day of a calendar month (or on day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

         "LETTERS OF CREDIT" shall mean the irrevocable stand-by letters of credit, including performance and retainage letters of credit issued by Bank under either the Revolving Credit Facility or the Non-Revolving LC Facility, to support payment and performance obligations of Borrowers incurred by Borrowers in the ordinary course of business, each in such form as may be approved by Bank.

         "LIBOR" means with respect to each Interest Period pertaining to a LIBO Rate Advance, the rate per annum at which Dollar deposits are offered to prime banks in the London interbank market on telerate, at approximately 11:00 a.m., London time, two (2) Business Days before the first day of such Interest
Period, in an amount comparable to the principal amount of the Advance which shall be made by Bank during such Interest Period, for a period equal to such Interest Period.

         "LIBOR RATE" means with respect to each day during an Interest Period for a Libor Rate Advance, an interest rate per annum equal to the sum of (a) two percent (2%) plus (b) LIBOR.

         "LIBOR RATE ADVANCE" means an Advance which bears interest at the Libor Rate.

         "LIEN" means any lien, judgment, mortgage, deed of trust, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise; provided, however, that the term "Lien" shall exclude any statutory mechanic's or laborer's lien arising in the ordinary course of the business of Borrowers and its Subsidiaries which is cancelled or bonded within sixty (60) days of its recordation.

         "LOANS" mean collectively the Revolving Credit Facility, the Non-Revolving LC Facility and the Term Loan Facility.

         "LOAN DOCUMENTS" means, collectively, the Agreement, the First Restated Agreement, the Second Restated Agreement, the Note, the Term Note and any and all other documents, instruments and agreements executed in connection with the Advances, and the Non-Revolving LC Facility as the foregoing may be modified, supplemented and/or amended from time to time.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, property or financial or other condition of Borrowers, or on the ability of Borrowers to perform their obligations under the Loan Documents.

         "MAXIMUM NON-REVOLVING LC FACILITY LOAN AMOUNT" shall mean an amount equal to $7,024,428.50 as reduced in accordance with Section 2.3(a). As of the Effective Date of the Second Amended and Restated Credit Agreement the Maximum Non-Revolving LC Facility Loan Amount is equal to $2,187,547.60.

         "MAXIMUM REVOLVING CREDIT FACILITY LOAN AMOUNT" shall mean, at any particular time, an amount equal to $20,000,000.00.

         "NET WORTH" means the sum of the common stock, additional paid-in capital and retained earnings accounts of Borrowers as shown, in conformity with GAAP, on its balance sheet at the time of such determination, less the amount of any treasury stock shown thereon, less any dividends paid, and less the amount of any intangible assets (such as patents, trademarks, copyrights or goodwill) shown thereon.

         "NON-REVOLVING LC FACILITY TERMINATION DATE" shall be January 3, 2000.

         "NOTE(S)" shall mean collectively, the Revolving Credit Note and the Term Note.

         "OBLIGATIONS" means all obligations, indebtedness and liabilities of Borrowers to Bank, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of Borrowers under this Second Restated Agreement, the First Restated Agreement, the Agreement, the Note and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

         "PERMITTED INVESTMENT" means:

         (a)     Acquisitions;

         (b)     Capital Expenditures;

         (c) the acquisition of current assets or liabilities arising from the sale or lease of goods, the rendition of services or the extension of credit in the ordinary course of business of the Borrowers including, without limitation, investments in accounts, contract rights, chattel paper (as defined in the UCC) and notes receivable;

         (d)     Cash Equivalent Investments;

         (e) advances to officers, shareholders, and employees of Borrowers; provided that such advances shall not exceed the aggregate amount of $100,000 at any one time outstanding for all such officers, shareholders and employees;

         (f)     Investments, loans, or advances by each Borrower to another
         Borrower,

         (g)     joint ventures; and

         (h)     other investments, loans or advances permitted by the Loan
         Documents.

         "PERMITTED LIENS" shall mean (a) Liens for taxes, assessments or governmental charges or levies of the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (c) Liens arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrowers; (e) lessors' interests under financing leases; (f) Liens on assets of Borrowers not covered by the Loan Documents which liens secure obligations of Borrowers in the ordinary course of business which in the aggregate for all such obligations of Borrowers do not exceed $250,000; and (g) the Liens created pursuant to the Loan Documents or other Liens in favor of Bank.

         "PERSON" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "PLAN" shall mean an employee pension benefit plan as defined in
Section 3(2) and 3(37) of ERISA, maintained by Borrowers maintained by, or to which contributions are made by, Borrowers, or for Borrowers' employees.

         "PRIME RATE" means that rate of interest announced publicly by Chase Manhattan Bank, N.A., in New York, New York from time to time as its prime or base rate. Each change in the interest rate shall take effect on the effective date of the change in the Prime Rate.

         "PRIME RATE ADVANCES" shall mean an Advance which has interest at Prime Rate.

         "RESTRICTED PAYMENT" shall mean any payment on account of the purchase, redemption or other retirement of a Borrower's Stock.

         "REVOLVING CREDIT ADVANCE" shall have the meaning ascribed to it in
Section 2.2(a).

         "REVOLVING CREDIT FACILITY TERMINATION DATE" shall be August 31, 2000.

         "REVOLVING CREDIT NOTE" shall mean the amended and restated note dated of even date hereof in the maximum amount of $20,000,000.00 with a maturity date of August 31, 2000.

         "SOLID WASTE" has the meaning specified in any applicable Environmental Law.

         "SUBSIDIARY" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "TANGIBLE NET WORTH" means, at a particular time, the amount, if any, by which (a) the sum of all amounts which would be included under shareholders' or members' equity on a consolidated basis of any Person, determined in accordance with GAAP as of such date, less receivables of loans made to Affiliates, exceeds (b) intangibles.

         "TERMINATION DATE" means (i) with respect to the Revolving Credit Facility - August 31, 2000, (ii) with respect to the Non-Revolving LC Facility
- November 20, 1998, (iii) with respect to the Term Loan Facility - August 31, 2000.

         "TERM LOAN" shall mean the loan to Borrowers in the amount of $7,000,000.00, with a maturity of August 31, 2000.

         "TERM NOTE" shall be the note given by Borrowers in favor of Bank, in the amount of $7,000,000.00, dated of even date hereof, with a maturity of August 31, 2000.

         "TOTAL DEBT" means the sum of Funded Indebtedness of Borrowers plus all obligations of Borrowers under any Capital Leases.

         "UNUSED COMMITMENT" shall be have the meaning ascribed to it in
Section 2.2(a).

         "UNUSED COMMITMENT FEE" shall be 3/8% of one (1%) percent per annum of the Unused Commitment.

         SECTION 1.3    OTHER DEFINITIONAL PROVISIONS.

         (a) All terms defined in this Second Restated Agreement shall have the defined meanings set forth in Section 1.2 hereof or the preamble of this Second Restated Agreement when used in any certificate or other documents made or delivered pursuant hereto, unless otherwise specified therein.

         (b) As used herein and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.2 relating to Borrowers or their Subsidiaries, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Second Restated Agreement shall refer to this Second Restated Agreement as a whole and not to any particular provision of this Second Restated Agreement, and "section," "Section," "Exhibit" and "Schedule" references are to this Second Restated Agreement and the Sections, Exhibits and Schedules to this Agreement unless otherwise specified.

         (d) The terms "Accounts," "Chattel Paper," "Contract Rights," "Deposit Accounts," "Documents," "General Intangibles," "Instruments," "Inventory," "Equipment," and "Fixtures" shall have the meanings as defined in
Article 9 of the Louisiana Commercial Laws (La. R.S. 10:9-101, et seq.).

                                   ARTICLE II
                           AMOUNT AND TERMS OF CREDIT

         SECTION 2.1 LOANS. Subject to the terms and conditions of this Second Restated Agreement, and relying on the representations and warranties contained in this Second Restated Agreement, and provided no Event of Default exists, Bank agrees to make, and Borrowers agree to accept the Revolving Credit Facility, the Non-Revolving LC Facility, and the Term Loan Facility (collectively the "Loans"), in the aggregate principal amount at any one time outstanding not to exceed Twenty Million and no/100 ($20,000,000.00) with respect to the Revolving Credit Facility, Two Million One Hundred Eighty Seven Thousand Five Hundred Forty Seven and 60/100 ($2,187,547.60) Dollars with respect to the Non-Revolving LC Facility, and Seven Million and NO/100 ($7,000,000.00) Dollars with respect to the Term Loan Facility. Prior to the Termination Date, Borrowers may utilize the Revolving Credit Facility by borrowing, repaying or prepaying, and re- borrowing such Revolving Credit Facility in whole or in part, all in accordance with the terms and conditions hereof.

         SECTION 2.2    REVOLVING CREDIT FACILITY.

         (a) REVOLVING CREDIT FACILITY TERMS. Upon and subject to the terms and conditions hereof, Bank agrees to make available, at any time from time to time, on any Business Day until the Revolving Credit Facility Termination Date, and upon the request of Borrowers therefor, advances (each, a "Revolving Credit Advance"), and Letters of Credit in an aggregate principal amount which shall not at any given time exceed the Maximum Revolving Credit Facility Loan Amount. Borrowers may (i) borrow, repay and reborrow under the Revolving Credit Facility, a principal amount not to exceed TEN MILLION AND NO/100 ($10,000,000.00) DOLLARS for general corporate purposes, and (ii) request the issuance of up to Ten Million and No/100 ($10,000,000.00) Dollars of Letters of Credit, for (x) performance and retainage letters of credit, (y) Letters of Credit to the Whitney National Bank ("Whitney") to cover the outstanding Letters of Credit issued by Whitney for the account of Allen Tank and Latoka Ltd., listed on Schedule 2.2(a), ("Whitney L/C(s)") during the duration of the term of the Whitney L/C(s), and (z) the issuance of a maximum of THREE MILLION AND NO/100 ($3,000,000.00) DOLLARS of financial Letters of Credit in favor of Midland Bank Plc ("Midland") as security for Midland's line of credit to Latoka Ltd. Notwithstanding the aforesaid, during the period commencing July 27, 1998 thru July 31, 1998, the maximum Letters of Credit which may be issued may not exceed $12,200,000.00, after which date the maximum limit will be $10,000,000.00. Borrowers may only use a maximum of $5,000,000 of the Available Commitment under the Revolving Credit Facility for Acquisitions and Capital Expenditures. Each Revolving Credit Advance may be drawn upon by Borrowers on any Business Day during the period from the Effective Date until August 31, 2000, or such earlier date as may be fixed by Borrowers. The amount of the Revolving Credit Facility available to Borrowers from time to time under the Revolving Credit Facility shall be reduced by the aggregate of the face amount of any outstanding undrawn Letters of Credit issued under the Revolving Credit Facility and by all unpaid Advances made by Bank to Borrowers pursuant to this Second Restated Agreement and the remaining amount of the Revolving Credit Facility shall constitute the "Unused Commitment." Any draws made under the Letters of Credit by the beneficiaries thereof shall constitute Advances as defined in this Second Restated Agreement. The Unused Commitment available under the Revolving Credit Facility shall be restored but simultaneously reduced by the amount of any Advances which are made to Borrowers to reimburse Bank for draws under the Letters of Credit.

         (b) BORROWING PROCEDURE UNDER THE REVOLVING CREDIT FACILITY. Borrowers shall give at least two (2) Business Day's prior telephonic notice (to be confirmed in writing) of each proposed Letter of Credit and of each Advance to be issued under the Revolving Credit Facility. If all conditions precedent to the issuance of any such Letter of Credit or any such Advance have been met, Bank will on the date requested ("Borrowing Date") make each Letter of Credit or Advance available to Borrowers at Bank's office at 313 Carondelet Street, New Orleans, Louisiana 70130.

         (c) TERMS AND CONDITIONS GOVERNING LETTERS OF CREDIT. The terms and conditions governing the issuance of Letters of Credit by Bank on behalf of and for the account of Borrowers shall be provided for by Bank in its standard form of Application for Stand-By Letter of Credit, a copy of which is attached hereto as Exhibit "A", with appropriate insertions and such additional terms and conditions governing the issuance of specific Letters of Credit as may be agreed upon by Borrowers and Bank at the time of a Borrower's request to Bank for the issuance thereof. Letters of Credit may be issued at any time prior to the Revolving Credit Facility Termination Date. Each Letter of Credit shall have a maturity date no later than August 31, 2001.

         (d) NOTE EVIDENCING REVOLVING CREDIT BORROWINGS. The Revolving Credit Facility shall be evidenced by a promissory note of Borrowers payable to the order of Bank in the original principal amount of TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) in the form set forth as Exhibit "B" to this Second Restated Agreement (the note, together with any and all renewals, modifications, extensions, amendments, supplements and/or substitutions therefor being referred to as the "Revolving Credit Note"), with appropriate insertions, shall be dated the date hereof and shall be payable in full on August 31, 2000. All Revolving Credit Advances made by Bank to Borrowers and all payments of principal shall be recorded by Bank on a schedule attached to the Revolving Credit Note or computer records, and shall constitute prima facie evidence of the accuracy of the information therein recorded. Bank's failure to record or to record correctly such Revolving Credit Advances shall in no way affect Borrowers' obligation to repay same.

         (e) REVOLVING CREDIT FACILITY MATURITY DATE. The Revolving Credit Facility Maturity Date shall be August 31, 2000 at which time the entire principal balance and all accrued interest owed under the Revolving Credit Facility shall be due and payable in full.

         SECTION 2.3    NON-REVOLVING LC FACILITY.

         (a) NON-REVOLVING LC FACILITY TERMS. At the Initial Closing, Bank issued for the account of Universal y Fabricators Incorporated, performance and retainage Letters of Credit to substitute and replace Letters of Credit which were issued for the account of McDermott International, Inc. on behalf of Universal Fabricators Incorporated (the "MII Letters of Credit"), not to exceed the Maximum Non-Revolving LC Facility Loan Amount. The amount of the Non-Revolving LC Facility is to be permanently reduced as follows:

         (i) Letters of Credit maturing July 31, 1998 shall reduce the Non-Revolving LC Facility by $1,655,383.60,

         (ii) Letter of Credit maturing November 20, 1998 shall reduce the Non-Revolving LC Facility by $532,164.00,

         (b) NON-REVOLVING LC FACILITY MATURITY DATE. The Non-Revolving LC Facility Maturity Date shall be January 3, 2000 at which time Borrowers shall reimburse Bank for all principal amounts drawn under each outstanding Letter of Credit, including interest thereon.

         SECTION 2.4    TERM LOAN FACILITY.

         (a) TERM LOAN FACILITY TERMS. Upon and subject to the terms and conditions hereof, Bank agrees to make a Term Loan to the Borrowers on the Closing Date, in the maximum principal amount equal to the sum of SEVEN MILLION AND NO/100 ($7,000,000.00) DOLLARS ("Term Loan"). The Term Loan shall be evidenced by the Term Note to be executed in favor of Bank and delivered by Borrowers to Bank on the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit "C".

         (b) TERM LOAN FACILITY PRINCIPAL REPAYMENT. Payments on account of principal of the Term Note shall be quarterly installment payments based on a five year level principal amortization commencing September 30, 1998 and one final payment on the Termination Date consisting of the unpaid principal balance due and all accrued interest. Borrowers' quarterly payment on account of principal on the Term Loan shall be the sum of $350,000.00. Term Borrowers may, by giving not less than two (2) prior Business Day's notice, prepay their Term Loan in whole or in part at any time without penalty or premium, except as contemplated by Section 2.5(h), if applicable. Any prepayments shall be in an amount not less than $500,000.00 or any whole multiple of $100,000.00 in excess thereof and shall be applied pro rata to the remaining scheduled installments of principal. Accrued and unpaid interest on the amount prepaid shall be due and payable on the date of prepayment.

         (c) TERM LOAN FACILITY TERMINATION DATE. The Term Loan Facility shall mature on the Termination Date at which time all the principal and interest thereon shall be due and payable in full.

         (d) USE OF PROCEEDS OF TERM LOAN. Borrowers shall use the proceeds of the Term Loan to refinance the existing debt of Allen Tank.

         SECTION 2.5    INTEREST AND FEES.

         (a) INTEREST. In the absence of an Event of Default, the unpaid principal of the Loans shall bear interest on all funds advanced from the date of disbursement by Bank to the date repaid by Borrowers, at a floating rate equal to either the Prime Rate, adjusted daily, or the Libor Rate, or some combination thereof, as specified in Section 2.5(f) below. Accrued interest under Prime Rate Advances will be due and payable quarterly in arrears on the last day of each March, June, September and December commencing September 30, 1997. Accrued interest under the Libor Rate Advances will be due and payable at the end of each Interest Period. Interest after the Termination Date of the Loans, for any reason whatsoever, shall be increased to the Default Rate and shall be payable on demand.

         (b) LETTER OF CREDIT FEE. Upon the issuance of a Letter of Credit by Bank on behalf of and for the account of Borrowers, (i) if the Letter of Credit is a performance or payment Letter of Credit, a fee of seven-eighths (7/8) of one percent (1%) per annum on the principal amount of such Letter of Credit or (ii) if the Letter of Credit is a financial Letter of Credit, a fee of one and three-fourths (1 3/4%) per annum on the principal amount of such Letter of Credit which shall be payable annually by Borrowers for the number of days such Letter of Credit is to remain outstanding. The first payment shall be due on the date of issuance and subsequent payments shall be due on the anniversary date of the issuance of the Letter of Credit for as long as the Letter of Credit remains outstanding.

         (c) UNDISBURSED COMMITMENT FEE. A fee on the average daily amount of the Unused Commitment, during the period for which payment is made, of three-eighths (3/8) of one percent (1%) per annum shall be payable by Borrowers quarterly in arrears on the last day of each March, June, September and December commencing December 31, 1997, and continuing until maturity.

         (d) DEFAULT RATE. If an Event of Default shall occur in the payment on or before the due date of any principal or interest due hereunder or under any of the other Loan Documents, including, without limitation, the Notes, Borrowers will pay interest then (retroactively) from the date of the Event of Default on such payment up to the date of the actual payment (as well after as before judgment) at the Default Rate, without regard to whether there has been an acceleration of the payment of principal. Such interest at the Default Rate shall be payable on demand.

         (e) METHOD OF CALCULATING INTEREST AND FEES. Interest at the Prime Rate and any fee shall be computed on the basis of a year consisting of 365 days and paid for actual days elapsed, and interest at the Libor Rate shall be computed on the basis of a year consisting of 360 days.

         (f) INTEREST RATE OPTIONS. Until an Event of Default occurs, Borrowers shall have the following interest rate options:

         (i) Advances to Borrowers may from time to time be (i) Libor Rate Advances, (ii) Prime Rate Advances, or (iii) any combination thereof, as requested by Borrowers, with respect to Advances and notices to Bank in accordance with paragraphs (ii), (iii),
                 (iv) and (v) below; provided that no Advance shall be made to Borrowers as a Libor Rate Advance under the Revolving Credit Facility after the day that is one month prior to the Revolving Credit Facility Termination Date. For purposes of this paragraph, (i), an Advance shall be deemed "made" upon an initial borrowing by Borrowers under paragraphs (ii) below, any conversion of such Advance under paragraph (iii) below, and upon any continuation of such Advance under paragraph (iv) below.

         (ii) With respect to the funding of the Term Loan or any new Revolving Credit Advance, Borrowers shall provide Bank with telephonic notice of its intended borrowing, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested Borrowing Date, which notice shall specify (x) the amount to be borrowed, (y) the requested Borrowing Date, (z) whether the borrowing is to be of Libor Rate Advances or Prime Rate Advances or a combination thereof, (aa) the respective amounts of each such type of Advance, and (bb) if the borrowing is to be entirely or partly of Libor Rate Advances, the respective lengths of the Interest Periods therefor.

         (iii) Borrowers may elect from time to time to convert any of its Libor Rate Advances to Prime Rate Advances by giving Bank telephonic notice of such election, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested conversion; provided that any such conversion, of Libor Rate Advances shall only be made on the last day of an Interest Period with respect thereto. Borrowers may elect from time to time to convert any of its Prime Rate Advances to Libor Rate Advances by giving Bank telephonic notice of such election, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested conversion. Any such notice of conversion to Libor Rate Advances shall specify the length of the initial Interest Period thereof and the amount of the Prime Rate Advance to be converted. All or any part of

                 Borrowers' outstanding Libor Rate Advances or Prime Rate Advances may be converted as provided herein; provided that
                 (i) no Prime Rate Advance may be converted into a Libor Rate Advance when any Event of Default has occurred and is continuing, (ii) partial conversions of Prime Rate Advances to Libor Rate Advances shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,00 in excess thereof,
                 (iii) partial conversions of Libor Rate Advances to Prime Rate Advances shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (iv) no Prime Rate Advance under the Revolving Credit Facility may be converted into a Libor Rate Advance after the date that is one month prior to the Revolving Credit Facility Termination Date.

         (iv) Any Libor Rate Advances may be continued as such upon the expiration of an Interest Period with respect thereto by Borrowers giving Bank telephonic notice, which notice must be received by Bank prior to 10:00 a.m., New Orleans time, at least two (2) Business Days prior to the requested continuation; provided, that (a) no Libor Rate Advance may be continued as such when any Event of Default has occurred and is continuing, (b) no Libor Rate Advances under the Revolving Credit Facility may be continued as such after the date which is one month prior to the Revolving Credit Facility Termination Date, and (c) any such continuation shall be made only if, after giving effect thereto, paragraph (v) shall not be contravened. If Borrowers shall fail to give such notice or if such continuation is not permitted, then Borrowers shall be deemed to have requested that the Libor Rate Advance be converted automatically to a Prime Rate Advance on the last day of the then current Interest Period with respect thereto.

         (v) All borrowings, conversions and continuations of Advances hereunder by Borrowers and all selections of Interest Periods hereunder by Borrowers shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Advances to Borrowers constituting each Libor Rate tranche (i.e., Libor Rate Advances made on the same day and having the same Interest Period) shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof. If Borrowers have no Prime Rate Advances outstanding, Borrowers may have a maximum of five (5) Libor Rate tranches in aggregate in effect at any one time, and, if Borrowers have Prime Rate Advances outstanding, Borrowers may have a maximum of four (4) Libor Rate tranches in aggregate in effect at any one time.

         (vi) Each determination of an interest rate by Bank pursuant to any provision of this Second Restated Agreement shall be conclusive and binding on Borrowers in the absence of manifest error. Bank shall, at the request of Borrowers, deliver to Borrowers a statement showing the quotations used by Bank in determining the Libor Rate.

         (vii) If prior to the first day of any Interest Period, Bank shall have determined (which determination shall be conclusive and binding upon Borrowers) that either:

                 (a) adequate and reasonable means do not exist for ascertaining the Libor Rate for such Interest Period; or

                 (b) the interest rate determined for such Interest Period does not adequately and fairly reflect the cost to Bank of making, maintaining or funding its Libor Rate Advances during such Interest Period, in either case with respect to (i) proposed Advances that Borrowers have requested be made as Libor Rate Advances, (ii) Libor Rate Advances that will result from the requested conversion of Prime Rate Advances into Libor Rate Advances, or (iii) the continuation of Libor Rate Advances beyond the expiration of the then current Interest Period with respect thereto; then Bank shall give telephonic notice thereof to Borrowers as soon as practicable thereafter. Unless Borrowers notify Bank upon receipt of such notice that it wishes to rescind or modify its request, Bank shall arrange that (x) any affected Libor Rate Advances requested by Borrowers shall be made as Prime Rate Advances, (y) any Prime Rate Advances to Borrowers that were to have been converted to Libor Rate Advances shall be continued as, or converted to, Prime Rate Advances, and (z) all outstanding Libor Rate Advances to Borrowers shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Rate Advances. Until such notice has been withdrawn by Bank, no further Libor Rate Advances shall be made to Borrowers, nor shall Borrowers have the right to convert Prime Rate Advances to Libor Rate Advances.

         (g) INABILITY TO DETERMINE LIBOR RATE. If Agent is unable to determine the Libor Rate for a Type of Libor Rate Advances comprising any requested borrowing and Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of the Borrowers to select Libor Rate Advances of that type for such Borrowing or for any subsequent borrowing and the obligation of the Banks to make such Libor Rate Advances of that type shall be suspended until Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such borrowing shall be a Base Rate Advance.

         (h)     LIBOR RATE INDEMNITY.   Borrowers agree to indemnify Bank and
to hold Bank harmless from any loss or expense which Bank may sustain or incur as a consequence of (a) the making by Borrowers of a prepayment (whether mandatory or optional) or any other payment of a Libor Rate Advance on a day which is not the last day of the Interest Period with respect thereto, and/or
(b) the conversion, whether voluntary or involuntary, of a Libor Rate Advance into a Prime Rate Advance pursuant to Section, 2.5(g), or otherwise on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case any such loss or expense arising from the reemployment of funds obtained by it to maintain its Libor Rate Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Second Restated Agreement and the payment of the Advances and all other obligations hereunder.

         SECTION 2.6 PAYMENTS, PREPAYMENTS, AND REDUCTION OR TERMINATION OF THE REVOLVING CREDIT FACILITY.

         (a) METHOD OF PAYMENT. All payments of principal, interest and other amounts to be made by Borrowers under the this Second Restated Agreement, the Notes or other Loan Documents shall be made to Bank, for the account of Bank, at 313 Carondelet Street, New Orleans, Louisiana 70130 (or at such other address as Bank may notify Borrowers in writing), in immediately available funds, without setoff, deduction or counterclaim, not later than 2:00 p.m. (New Orleans, Louisiana time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and, in the case of payments of principal under the Revolving Credit Facility, in an amount of at least $100,000.00, or an integral multiple thereof. Borrowers shall, at the time of making each such payment, specify to Bank the sums payable by Borrowers under this Second Restated Agreement, the Notes or other Loan Documents to which such payment is to be applied. Notwithstanding the foregoing sentence, unless and until an Event of Default shall have occurred and be continuing (in which event such payments shall be applied by Bank in their sole discretion), all payments received by Bank shall be applied first to the payment of all amounts (except principal and interest) at the time due and unpaid hereunder or under any of the other Loan Documents, then to interest hereon or thereon accrued to the date of payment and finally to the unpaid principal hereunder or thereunder. Whenever any payment under this Second Restated Agreement, the Notes or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         (b) PAYMENTS WITHOUT DEDUCTION. Borrowers shall pay principal, interest and other amounts under, and in accordance with the terms of, this Second Restated Agreement, the Notes and the other Loan Documents free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all other liabilities whatsoever.

         (c) REDUCTION OF CREDIT. Borrowers may from time to time, upon at least three (3) Business Day's prior telephonic notice (confirmed in writing) to Bank, permanently reduce the amount of the Commitment, provided that at no time may the Commitment be reduced by Borrowers to an amount less than the sum of the outstanding principal of all Advances and the undrawn amount of Letters of Credit. Any such reduction of the Commitment shall be in an amount of $100,000.00 or an integral multiple thereof.

         SECTION 2.7 INDEMNITY. Borrowers shall indemnify and hold Bank harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Bank as the result of its having entered into any of the Loan Documents or extended credit hereunder; provided, however, that Borrowers shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.

         SECTION 2.8 ACCESS. Bank and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Bank reasonably determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Bank), to inspect the properties and facilities of Borrowers and to inspect, audit and make extracts from all of Borrowers' records, files and books of account. Borrowers shall deliver any document or instrument reasonably necessary for Bank to obtain records from any service bureau maintaining records for Borrowers, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrowers. Borrowers shall instruct their banking and other financial institutions to make available to Bank such information and records as Bank may reasonably request.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

         SECTION 3.1 CONDITIONS TO LOANS. Notwithstanding any other provision of this Second Restated Agreement and without affecting in any manner the rights of Bank hereunder, unless and until the hereinbelow set forth conditions are satisfied and there shall have been delivered to Bank, evidence in form and substance satisfactory to Bank, Borrowers shall have no rights to obtain any Advances or Letters of Credit pursuant to this Second Restated Agreement, and Bank shall not be obligated to make the funding of the Loans hereunder, the conditions being the receipt by Bank of the following:

         (a) COMPLETION OF INITIAL PUBLIC OFFERING OF UNIFAB INTERNATIONAL. The Effective Date of the Agreement was September 24, 1997 which was the day of the completion of the Initial Public Offering ("IPO") of UNIFAB International, and the receipt by UNIFAB International of the of minimum net proceeds of $12,000,000.00 by UNIFAB International.

         (b) LOAN DOCUMENTATION. The Loan Documents (and all documents related thereto), each prepared to the satisfaction of counsel for Bank, duly executed by authorized officers of Borrowers;

         (c) NOTES. Borrowers' duly executed Notes payable to the order of Bank.

         (d) RESOLUTIONS. Resolutions of the boards of directors of Borrowers, certified by the Secretaries or Assistant Secretaries of Borrowers, as of the Effective Date of the Second Restated Agreement, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by the Loan Documents and (ii) specific officers to execute and deliver this Second Restated Agreement and the other Loan Documents.

         (e) GOVERNMENTAL CERTIFICATES. Governmental certificates, dated the most recent practicable date prior to the date hereof, showing that each Borrower is organized and in good standing in the jurisdiction of their organization and are qualified as a foreign corporation and in good standing in all other jurisdictions in which they are qualified to transact business.

         (f) FINANCIAL STATEMENT CERTIFICATION. The financial statements referred to in Section 4.5, each certified by the chief financial officer of each Borrower.

         (g) CERTIFICATION OF CHIEF FINANCIAL OFFICER. Certificates of either the chief financial officer or the chief executive officer of each Borrower, satisfactory in form and substance to Bank, stating that, as of the Closing Date, to the best of their knowledge, no Material Adverse Effect has occurred to the business, operations, prospects, properties or financial or other condition of Borrowers taken as a whole since June 30, 1997.

         (h) CERTIFICATE OF CHIEF EXECUTIVE OFFICER. A certificate of either the chief executive officer or chief financial officer of each Borrower, satisfactory in form and substance to Bank, stating (i) that all of the representations and warranties contained herein or in any of the Loan Documents are correct on and as of the Closing Date, as though made on and-as of such date, and no event has occurred and is continuing, or would result from the Advances, which constitutes or would constitute a Default or an Event of Default, (ii) that Bank has a copy of each agreement or plan or, if not available, a summary thereof, providing for employment, severance, deferred payments, bonus payments or accruals, profit sharing arrangements, stock option or stock appreciation rights, incentive payments, pension or employment benefit contributions or similar payments or arrangements for the benefit of Borrowers' management personnel, which has been approved by Bank.

         (i) CERTIFICATE OF INCUMBENCY AND SIGNATURES. Certificates of the Secretary or an Assistant Secretary of each Borrower, dated the Closing Date, as to the incumbency and signatures of the officers of each Borrower executing this Second Restated Agreement, the Notes, any of the Loan Documents and other ancillary agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         (j)     ATTORNEY OPINION.   The opinion of Jones, Walker, Waechter,
Poitevent, Carrere & Denegre, L.L.P., counsel to Borrowers, addressed to Bank, that (a) the status of each Borrower is as set forth in the preamble and that they are duly organized, validly existing and in good standing under the laws of the State of their creation and qualified and in good standing in the State of Louisiana; (b) Borrowers have full power to execute, deliver and perform its obligations under this Second Restated Agreement, the Notes and the Loan Documents to which they are a party; (c) such actions have been duly authorized by all necessary required action, and are not in conflict with any provision of law or of the charter, by-laws or operating agreement of each Borrower, as may be the case, nor to the best of counsel's knowledge, in conflict with any agreement binding upon Borrowers; and (e) this Second Restated Agreement, the Notes, and the Loan Documents are the legal and binding obligations of Borrowers enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws.

         (k) PAYMENT OF FEES AND EXPENSES. Payment by Borrowers of all reasonable fees and expenses of Bank's counsel.

         (l)     PLEDGE AND RECEIPT OF LATOKA USA STOCK.   A pledge by UNIFAB
International, the sole shareholder of Latoka USA, of 100% of the Capital Stock of Latoka USA, as security for the Loans.

         (m) CORPORATE/ORGANIZATION DOCUMENTS OF BORROWERS. Copies of the Articles of Incorporation and By-laws for each corporate Borrower and Articles of Organization and operating agreements for each limited liability company Borrower.

         (n) ADDITIONAL INFORMATION. Such additional information and materials as Bank may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other material contracts.

         SECTION 3.2 CONDITIONS TO EACH ADVANCE AND/OR LETTER OF CREDIT. It shall be a further condition to and funding of an Advance and/or issuance of a Letter of Credit that the following statements shall be true on the date of each such funding or issuance:

         (a) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Borrowers contained herein or in any of the Loan Documents shall be correct on and as of the date of each such Advance and/or issuance of a Letter of Credit as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted and contemplated by this Second Restated Agreement.

         (b) NO EVENT OF DEFAULT. No event shall have occurred and be continuing, or would result from the funding of any Advance and/or issuance of a Letter of Credit, which constitutes or would constitute a Default or an Event of Default.

         (c) MAXIMUM ADVANCES. The aggregate unpaid principal amount of the Revolving Credit Facility after giving effect to funding such Advance or the issuance of such Letter of Credit, shall not exceed the Maximum Revolving Credit Facility Loan Amount or the Term Loan amount.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF BORROWERS

         Borrowers represent and warrant to Bank that:

         SECTION 4.1 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Borrower (i) is duly organized, validly existing and in good standing under the laws of the state of their creation; (ii) if organized in corporate form (x) are duly qualified as foreign corporations and in good standing under the laws of each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (y) have the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate their properties, to lease the property they operate under lease, and to conduct their business as now, heretofore and proposed to be conducted, (z) are in compliance with their certificate or articles of incorporation and by-laws, (z) are in compliance with their certificate or articles of incorporation and by-laws ; (iii) if organized as a limited liability company, (x) have the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate their properties, to lease the property they operate under lease, and to conduct their business as now, heretofore and proposed to be conducted, (z) are in compliance with their certificate or articles of incorporation and operating agreements; (iv) have all licenses, permits, consents or approvals from or by, and have made all filings with, and have given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) are in compliance with all applicable provisions of law where the failure to comply would have a Materially Adverse Effect on the business, operations, prospects, assets or financial or other condition of Borrowers, and each Borrower's ability to pay the obligations in accordance with the terms thereof.

         SECTION 4.2 EXECUTIVE OFFICES. The current locations of Borrowers' executive offices and principal place of business are set forth on Schedule 4.2 hereto.

         SECTION 4.3    SUBSIDIARIES.  No Borrower has Subsidiaries other than
(i) UNIFAB International, which has as its only subsidiaries, UNIFAB, PIM, Allen Tank and Latoka USA and (ii) Latoka USA which has as its only subsidiary, Latoka Ltd.

         SECTION 4.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance by Borrowers of the Loan Documents, and all instruments and documents to be delivered by Borrowers, to the extent they are parties thereto, hereunder and thereunder: (i) are within Borrowers' powers; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrowers' respective certificates or articles of incorporation, by-Laws, or operating agreement; (iv) will not violate any material law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrowers are a party or by which Borrowers or any of their property are bound which conflict, breach, termination, default or acceleration would have a Material Adverse Effect; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrowers, and (vii) do not require the consent or approval of any governmental body, agency, authority or any other Person. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of each Borrower, as the case may be, and shall then constitute a legal, valid and binding obligation of each Borrower, to the extent they are parties thereto, enforceable against them in accordance with its terms except as may be limited by applicable bankruptcy laws and general principles of equity.

         SECTION 4.5    FINANCIALS AND PROJECTIONS.

         (a) BORROWERS' FINANCIALS The consolidated audited financial statement of UNIFAB International, as of March 31, 1998, a copy of which was furnished to Bank, was prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year and period, presented fairly the financial condition of UNIFAB International and its subsidiaries on a consolidated and consolidating basis, as of such date and the results of its operations for the periods then ended. Allen Tank's audited financial statement as of December 31, 1997, a copy of which was furnished to Bank, was prepared in conformity with GAAP and presented fairly the financial condition of Allen Tank as of such date and the results of its operations for the periods then ended. Since March 31, 1998 to the date hereof, there has been no material adverse change in Borrowers financial condition.

         SECTION 4.6 LITIGATION. To the best of Borrowers' knowledge, after due inquiry, no litigation or governmental proceedings are pending or threatened against Borrowers, the results of which might materially affect Borrowers' financial condition or operations, except those referred to in a schedule furnished contemporaneously herewith and attached hereto as Schedule 4.6.

         SECTION 4.7 LIENS. None of the assets of Borrowers are subject to any Lien except the Permitted Liens.

         SECTION 4.8 PURPOSE. (a) The proceeds of the Revolving Credit Facility shall be used by Borrowers for general corporate purposes including acquisitions and capital expenditures and for the issuance of certain Standby Letters of Credit, including performance and retainage letters of credit, (b) the proceeds of Non-Revolving LC Facility were used for the reissuance for the account of Universal Fabricators Incorporated of certain performance and retainage Letters of Credit issued for the account of McDermott International, Inc. on behalf of Universal Fabricators Incorporated, and (c) the proceeds of the Term Loan Facility shall be used for the refinancing of the existing Allen Tank debt.

         SECTION 4.9 USE OF PROCEEDS; MARGIN SECURITIES. Borrowers are not engaged in the business of purchasing or selling margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of such Board of Governors.

         SECTION 4.10 COMPLIANCE WITH ERISA. Borrowers are in compliance with all statutes and governmental rules and regulations applicable to it, including, without limitation, ERISA. No condition exists or event or transaction has occurred in connection with any Plan, which could result in Borrowers' incurring any material liability, fine or penalty. No Reportable Event (as defined in ERISA) has occurred with respect to any such Plan. Borrowers has not withdrawn from any such Plan or initiated steps to do so and no steps have been taken to terminate any such Plan.

         SECTION 4.11 CONSENTS. No consent, approval or authorization of, or registration or declaration with, any federal or state governmental authority or other regulatory agent for the validity of the execution and delivery or for the performance by Borrowers of the Loan Documents is required.

         SECTION 4.12 TAXES. All Federal, state, local, foreign, and franchise tax returns, reports and statements required to be filed by each Borrower have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges and other impositions shown thereon to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or has reserved reasonable amounts for such Charges, fines, interest, loss, late charges and/or interest upon the books of such company as the case may be. Each Borrower has paid when due and payable all requisite Charges on its income, business, property or operations, including income taxes, franchise taxes, real and personal property taxes, inventory and merchandise taxes, capital stock taxes, sales and use taxes, value added taxes, excise taxes, transfer taxes, employee income withholding, social security and unemployment taxes, and interest and penalties thereon, or has reserved reasonable amounts for such taxes, interest and/or penalties upon the books of such company, as the case may be. Proper and accurate amounts have been withheld by each Borrower from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Federal, state, local and foreign law and such withholdings have been paid to the respective governmental agencies.

         SECTION 4.13 OPERATION OF BUSINESS. Each Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and each Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

         SECTION 4.14 RIGHTS IN PROPERTIES; LIENS. Each Borrower has good and indefeasible title to its properties and assets, real and personal, including the properties and assets reflected in the financial statements, and none of the properties, assets or leasehold interests of Borrowers are subject to any Lien, except for Permitted Liens.

         SECTION 4.15 DEBT. Borrowers have no Debt, except as disclosed in the financial statements described in Section 4.5 hereof and as otherwise permitted by this Second Restated Agreement.

         SECTION 4.16 DISCLOSURE. No statement, information, report, representation or warranty made by Borrowers in this Second Restated Agreement or in any of the other Loan Documents or furnished by Borrowers to Bank in connection with the negotiation or preparation of this Second Restated Agreement, or any amendment hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrowers that has not been disclosed in writing to Bank which has a Material Adverse Effect, or which might in the future have a Material Adverse Effect, on the business, assets, financial condition or operations of Borrowers.

         SECTION 4.17   REGISTERED OFFICE; PRINCIPAL PLACE OF BUSINESS;   The
principal place of business, chief executive office and registered office of each Borrower and the place where each Borrower keeps its books and records are set forth on Schedule 4.17. Borrowers have never done any business from any location other than as set forth on Schedule 4.17.

         SECTION 4.18 INVESTMENT COMPANY ACT. No Borrower is an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 4.19 OTHER AGREEMENTS. Borrowers are not parties to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter of corporate restriction which would violate the terms of this Second Restated Agreement. Borrowers are not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which would reasonably have a Material Adverse Effect.

         SECTION 4.20 COMPLIANCE WITH LAW. Borrowers are in compliance with all laws, rules, regulations, orders and decrees which are applicable to Borrowers, or any of their respective properties. Without limiting the generality of the foregoing:

         (a) EMPLOYMENT MATTERS. Borrowers are in full compliance with all applicable laws, rules, regulations and governmental standards regarding employment, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. Sections 201-219), and the regulations promulgated thereunder, the non-compliance of which would reasonably have had a Material Adverse Effect.

         (b)     ENVIRONMENTAL MATTERS.

                 (i) Borrowers and all of their respective properties, assets and operations are in compliance with all Environmental Laws, the non-compliance of which would reasonably have had a Material Adverse Effect. Borrowers are not aware of or have not received notice of, any past, present or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of Borrowers with all Environmental Laws.

                 (ii) Borrowers have obtained, or are in the process of obtaining, all permits, licenses and authorizations and have filed all plans which are required under Environmental Laws in order to conduct their business and/or own their properties and assets including, without limitation, all Louisiana air emission permits required under any Environmental Law in order to conduct Borrowers' business and/or own their assets or properties.

                 (iii) No Hazardous Substances or Solid Wastes exist on, about or within or have been used, generated, stored, transported, disposed of on, or released from any of the properties or assets of Borrowers except in substantial compliance with Environmental Laws.

         SECTION 4.21 CORPORATE NAME. The exact corporate name of each Borrower as it appears in its articles of incorporation is as set forth in the introduction of this Second Restated Agreement.

         SECTION 4.22 TAXPAYER I.D. NUMBERS. The Federal Taxpayer Identification Number of each Borrower is: (a) UNIFAB International, Inc., 72-1382998, (b) Universal Fabricators, L.L.C., 72-1224769, (c) PIM, L.L.C.,
72-1411461, (d) Allen Tank, L.L.C. ______________, and (e) Latoka USA, Inc.
_______________.

         SECTION 4.23 CONTINUING REPRESENTATIONS AND WARRANTIES. Each request by Borrowers for an Advance shall constitute a representation and warranty by Borrowers as of the date of such request for an Advance that all representations and warranties made herein are correct on and as of such Borrowing Date as if made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted and contemplated by this Second Restated Agreement.

                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

         Until the Notes and other liabilities of Borrowers hereunder are paid in full and all other obligations and liabilities under the Loan Documents are performed and paid in full, Borrowers agree that they will:

         SECTION 5.1 FINANCIAL STATEMENTS AND RECORDS. Borrowers shall furnish to Bank:

         (a) promptly after the sending or filing thereof, copies of all reports which each Borrower, as the case may require, sends to any of its public security holders, and copies of all Forms 10-K, 10-Q and 8-K, Schedules 13E-4 (including all exhibits filed therewith) and registration statements, and any other filings or statements that a Borrower files with the Securities and Exchange Commission or any national securities exchange;

         (b) within ninety-five (95) days after the end of each fiscal year, a copy of UNIFAB International's annual audited consolidated financial statements, audited by independent certified public accountants of nationally recognized standing selected by the Borrowers and reasonably satisfactory to Bank, prepared in conformity with GAAP, and unaudited consolidating financial statements, to include financial statements of each Borrower (describing assets, liabilities, and results of operations for each Borrower);

         (c) as soon as available, but in any event within fifty (50) days after the end of each fiscal quarter, a copy of the unaudited consolidated and consolidating quarterly financial statements of UNIFAB International to include each Borrower's financial statements, prepared in reasonable detail and in accordance with GAAP applied consistently throughout the period reflected therein;

         (d) as soon as available, but in any event within thirty (30) days after the end of each month a monthly aging of accounts receivable certified by the chief executive officer or the chief financial officer of UNIFAB International, reflecting accounts receivable according to payor mix in the following categories: 0-30 days; 31-60 days; 61-90 days; 91 days and over of Borrowers' accounts receivable;

         (e) as soon as available, but in any event within fifty (50) days after the end of each fiscal quarter for the first three quarterly periods of each fiscal year, a compliance certificate, in form acceptable to Bank, setting forth the calculations of all financial covenants and certifying as to the accuracy of all calculations and each Borrower's compliance with all financial covenants, which certificate is to be submitted with copies of any 10-Q filing of a Borrower, and within ninety-five (95) days after the end of each fiscal year, a compliance certificate with the 10- K filing of UNIFAB International, as required;

         (f) Borrowers shall provide to Bank, within 14 Business Days after request, such other information respecting Borrowers' business, financial condition or prospects as Bank may, from time to time, reasonably request.

         (g) Each Borrower authorizes Bank to communicate directly with its independent certified public accountants, with notice to such Borrower, and authorize those accountants to disclose to Bank any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Borrower.

         (h) Each Borrower shall permit access by Bank to the books and records and other property of such Borrower during normal business hours and upon reasonable notice and permit Bank to make copies of said books and records.

         SECTION 5.2 MAINTENANCE OF, EXISTENCE AND CONDUCT OF BUSINESS. Borrowers shall:

         (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; Borrowers shall notify Bank immediately if there is a change in any Borrowers' structure;

         (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder,

         (c) at all times maintain, preserve and protect all of its trademarks and trade names, and preserve all the remainder of its property in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and

         (d) transact business and invoice all accounts in such names as Borrowers may from time use in conducting their businesses.

         SECTION 5.3    PAYMENT OF OBLIGATIONS.

         (a) Borrowers shall (i) pay and discharge or cause to be paid and discharged all their Indebtedness, including, without limitation, all the Obligations, as and when due and payable, subject to the restrictions set forth in this Second Restated Agreement, and (ii) pay and discharge or cause to be paid and discharged promptly all (x) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (y) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

         (b) Borrowers may in good faith contest, by proper legal actions or proceedings, the validity or amount of any contested Indebtedness, Charges or claims, provided that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of Borrowers, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted with diligence;(iv) Borrowers shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Bank evidence acceptable to Bank of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrowers; and (v) Bank has not advised Borrowers in writing that Bank reasonably believes that nonpayment or non-discharge thereof would have a Material Adverse Effect.

         (c) Notwithstanding anything to the contrary contained in Section 5.3(b) above, Borrowers shall have the right to pay the Charges or claims described in Section 5.3(a)(ii) and in good faith contest by proper legal actions or proceedings, the validity or amount of such Charges or claims.

         SECTION 5.4    FINANCIAL COVENANTS.  Borrowers agree as follows:

         (a) Borrowers on a consolidated basis shall maintain at all times, such maintenance to be evidenced at the end of any fiscal quarter of Borrowers;

                 (i) a ratio of current assets to current liabilities of no less than 1.5 to 1.0.

                 (ii) a Tangible Net Worth of not less than $22,500,000.00 plus (x) 70% of the cumulative net income of Borrowers for all quarters ending after March 31, 1998 in which net income for such quarter was positive, and (y) 100% of the proceeds to any Borrower of any future public equity offering by the Borrower, net of any related fees, commissions, expenses and other costs.

                 (iii) a ratio of Total Debt to Tangible Net Worth no greater than 0.5 to 1.0.

                 (iv) an Interest Coverage ratio of no less than 4.0 to 1.0, such ratio to be determined at the end of each fiscal quarter based on such fiscal quarter and the three immediately preceding fiscal quarters.

         (b) Notwithstanding that Borrowers will be filing and reporting financial statements on a consolidated basis, each Borrower shall separately maintain a positive Net Worth which positive Net Worth shall be set forth in the Compliance Certificate required in Section 5.1 (e).

         SECTION 5.5 FEES. Borrowers shall pay to Bank, on demand, any and all fees, costs or expenses arising out of or in connection with the forwarding to Borrowers or any other Person on behalf of Borrowers by Bank of proceeds of the Advances.

         SECTION 5.6 BOOKS AND RECORDS. Borrowers shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials referred to in Section 4 hereof.

         SECTION 5.7 LITIGATION. Borrowers shall notify Bank in writing, promptly upon learning thereof, of any litigation commenced against Borrowers, and of the institution against either of them of any suit or administrative proceeding that could be expected to have a Material Adverse Effect.

         SECTION 5.8 INSURANCE. Schedule 5.8 lists all insurance of any nature maintained by Borrowers as well as a summary of the terms of such insurance. Borrowers shall maintain insurance coverages, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation, and insurance on all property and assets, all in amounts customary for the industry and under policies issued by insurers reasonably satisfactory to Bank. Borrowers shall pay all insurance premiums payable by it.

         SECTION 5.9 COMPLIANCE WITH LAW. Borrowers shall comply with all federal, state and local laws and regulations applicable to it, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees, income, unemployment and Social Security Taxes and those relating to environmental matters where the failure to comply could be expected to have a Material Adverse Effect.

         SECTION 5.10 AGREEMENTS. Borrowers shall perform, within all required time periods (after giving effect to any applicable grace periods), all of their obligations and enforce all of their rights under each agreement to which they are a party, including, without limitation, any leases to which any such company is a party, where the failure to perform and enforce would have a Material Adverse Effect. Borrowers shall not terminate or modify, in any manner adverse to any such company any provision of any agreement to which it is a party which termination or modification could have a Material Adverse Effect.

         SECTION 5.11 SUPPLEMENTAL DISCLOSURE. From time to time as may be necessary (in the event that such information is not otherwise delivered by Borrowers to Bank pursuant to this Second Restated Agreement), so long as there are Obligations outstanding hereunder, Borrowers will supplement or amend each Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Second Restated Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule which has been rendered inaccurate thereby.

         SECTION 5.12 EMPLOYEE PLANS. Borrowers shall fulfill its obligations under the minimum funding standards of ERISA and the Code, with respect to each Plan, and Borrowers shall not take any action that would result in the termination of a Plan by the PBGC.

         SECTION 5.13 SEC FILINGS; CERTAIN OTHER NOTICES. Borrowers shall furnish to Bank (i) promptly after the filing thereof with the Securities and Exchange Commission, a copy of each report, notice or other filing, if any, by Borrowers with the Securities and Exchange Commission, and (ii) a copy of each written communication received by Borrowers from or delivered by Borrowers to the Securities and Exchange Commission.

         SECTION 5.14 COMPLIANCE WITH LEASES; ADDITIONAL MORTGAGES. Borrowers shall comply with all of their obligations under all leases for, or hereafter entered into by it with respect to, real property.

         SECTION 5.15 BORROWERS FUNDING. In the event a Borrower receives notice from Bank that there are insufficient funds in a Borrower's account to
(i) make required principal and interest payments due under the Loans, or (ii) pay checks presented for payment, one of the other Borrowers shall immediately advance on the date of said notice, sufficient funds to Bank to remedy each and every shortage or reduce the Revolving Credit Facility to the Maximum Revolving Credit Facility Loan Amount. Funds advanced by a Borrower to another Borrower shall be considered a contribution of capital to that Borrower.

         SECTION 5.16 DEPOSIT ACCOUNTS. Borrowers shall maintain all of their deposit accounts with Bank. Borrowers shall direct their account debtors to make their payments to deposit accounts with Bank, and shall deposit the proceeds of all of their accounts receivables and all funds advanced in connection with the Agreement in accordance with this Second Restated Agreement. Borrowers will immediately, upon receipt, deposit all monies, checks, notes, drafts and all other payments which come into the possession or under the control of Borrowers (or any of its shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrowers), (a) to Bank or (b) in the account designated by Bank.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         Borrowers covenant and agree that, without the Bank's prior written consent:

         SECTION 6.1 MERGERS, ETC. Borrowers shall not directly or indirectly, by operation of law or otherwise, merge with, consolidate with, or otherwise combine with, any Person nor form any Subsidiary.

         SECTION 6.2 INVESTMENTS; LOANS AND ADVANCES. Except for Permitted Investments and as otherwise permitted by Section 6.3 or 6.4 hereof, Borrowers shall not make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise.

         SECTION 6.3 INDEBTEDNESS. Except as otherwise expressly permitted by this Second Restated Agreement, Borrowers shall not create, incur, assume or permit to exist any Debt, whether recourse or nonrecourse, and whether superior or junior, resulting from borrowings, loans, advances or the granting of credit, whether secured or unsecured, except (a) Indebtedness secured by Liens permitted under Section 6.9 hereof, (b) trade credit or other contractual obligations incurred to acquire goods, supplies, services, including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business, or merchandise on terms similar to those granted to purchasers in similar lines of business as Borrowers as of the date hereof and incurred in the ordinary and normal course of business, (d) lease payment obligations under leases which Borrowers are not prohibited from entering into under the Loan Documents, (e) all deferred taxes, (f) all unfunded, pension fund and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law, and (g) indebtedness existing on the date hereof listed on
Schedule 6.3 hereof or consented to by Bank. Notwithstanding the above, Borrowers shall not incur any additional Debt subsequent to the Closing Date, other than (i) the Obligations and (ii) Debt not to exceed $1,000,000.

         SECTION 6.4 EMPLOYEE LOANS. Borrowers shall not make or accrue any loans or other advances of money to any employee or shareholder of Borrowers in excess at any time of $100,000 in the aggregate for all such loans.

         SECTION 6.5 CAPITAL STRUCTURE. Borrowers, exclusive of UNIFAB International, shall not issue or agree to issue any of their respective authorized but not outstanding shares of Stock (including treasury shares).

         SECTION 6.6 MAINTENANCE OF BUSINESS. Borrowers shall not engage in any business other than the business currently engaged in by Borrowers or a business incidental thereto or reasonably related thereto.

         SECTION 6.7    TRANSACTIONS WITH AFFILIATES.

         (a) Borrowers shall not enter into or be a party to any transaction with any Affiliate of Borrowers, except as otherwise provided herein or in the ordinary course of and pursuant to the reasonable requirements of Borrowers' or Affiliate's business and upon fair and reasonable terms that are fully disclosed to Bank and are no less favorable to Borrowers than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrowers.

         SECTION 6.8 GUARANTIES. Borrowers shall not make, issue, or become liable on any guaranty, except (a) guaranties in favor of Bank, (b) endorsements of instruments for deposit, and (c) other guaranties of Debt, incurred in the ordinary course of business, not exceeding $1,000,000 at any time in the aggregate for Borrowers.

         SECTION 6.9 LIENS. Borrowers shall not create or permit any Lien on any of its properties or assets except:

         (a) presently existing or hereinafter created Liens which have been disclosed to Bank on Schedule 6.9; and

         (b)     Permitted Liens.

         SECTION 6.10 SALES OF ASSETS. Borrowers shall not sell, transfer, convey or otherwise dispose of any assets or properties or engage in any sale-leaseback or similar transaction involving any of such assets; provided, however, that the foregoing shall not prohibit:

         (a)     the sale of surplus or obsolete equipment and fixtures;

         (b) transfers resulting from any casualty or condemnation of assets or properties; and

         (c) sales in the ordinary course of business not to exceed $250,000.00 in any 12 month period.

         SECTION 6.11 CANCELLATION OF INDEBTEDNESS. Borrowers shall not cancel any claim or debt owing to them, except for reasonable consideration or in the ordinary course of business.

         SECTION 6.12 HEDGING TRANSACTIONS. Borrowers shall not engage in any speculative transactions involving commodity options or futures contracts, including, without limitation, any speculative interest rate hedging or similar transaction.

         SECTION 6.13 RESTRICTED PAYMENTS. Borrowers shall not make any Restricted Payments during the existence of the Loans without the consent of the Bank.

         SECTION 6.14 OWNERSHIP OF BORROWERS. No Borrower shall not sell, transfer, convey or assign any of its interest in another Borrower, without prior written consent of Bank.

                                  ARTICLE VII
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         The following events shall constitute Events of Default hereunder and under the Loans, individually and collectively, and under all other Loan
Documents:

         SECTION 7.1 PAYMENT. Default in the payment of principal on the Notes when due, or default in the payment of any interest on the Notes or any expense or fee hereunder or under any of the other Loan Documents, which default shall continue for a period of five (5) days following written notice thereof to Borrowers from Bank;

         SECTION 7.2 OTHER INDEBTEDNESS. Any other Indebtedness of Borrowers is not paid at maturity or becomes due and payable prior to its expressed maturity by reason of any default by Borrowers in the performance or observance of any Obligation or condition thereunder which default shall continue for a period of thirty (30) days following written notice thereof to Borrowers from Bank;

         SECTION 7.3 OTHER DEFAULT. Any default of any other obligation of Borrowers under the terms of any note or notes, mortgage, indenture, loan agreement or security document of Borrowers, including, without limitation, any of the Loan Documents, which default shall continue for a period of thirty (30) days following written notice thereof to Borrowers from Bank, it being expressly understood and agreed that a default under any note, mortgage, indenture, loan agreement or security document of Borrowers, including, without limitation, any of the Loan Documents, shall constitute a default under all other notes, mortgages, indentures, loan agreements and security documents held by Bank, including, without limitation, the Loan Documents;

         SECTION 7.4 INSOLVENCY. Any Borrower becomes insolvent or admits in writing its inability to pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a trustee or receiver for a Borrower, or any property of the Borrower or, in the absence of such application, consented to or acquiesced in by Borrower, a trustee or receiver is appointed for Borrower, or for a substantial part of any property of any Borrower and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by or against a Borrower and if instituted against a Borrower, it is consented to or acquiesced in by Borrowers, or remains for thirty (30) days undismissed; or any warrant of attachment is issued against any substantial portion of the property of a Borrower which is not released within thirty (30) days of service;

         SECTION 7.5 ERISA. The PBGC applies to a United States District Court for the appointment of a trustee to administer any Plan adopted, established or maintained by Borrowers, or for a decree adjudicating that any such Plan must be terminated; a trustee is appointed pursuant to ERISA to administer any such Plan; any action is taken to terminate any such Plan or any such Plan is permitted or caused to be terminated if, at the time such action is taken or such termination of such Plan occurs, the Plan's "vested liabilities," as defined in Section 3 (25) of ERISA, exceed the then value of its assets at the time of such termination;

         SECTION 7.6 AGREEMENTS. Default in the performance of any of Borrowers' covenants and/or agreements set forth in this Second Restated Agreement and/or any of the other Loan Documents (and not constituting an Event of Default under any of the preceding subsections of this Section 7, which default shall continue for a period of thirty (30) days after written notice thereof to Borrowers from Bank;

         SECTION 7.7 REPRESENTATION OR WARRANTY. Any representation or warranty made by Borrowers is untrue in any material respect, or any schedule, statement, report, notice or writing furnished by Borrowers to Bank is untrue in any material respect on the date as of which the facts set forth are stated or certified which default shall continue for a period of thirty (30) days after written notice thereof to Borrowers from Bank.

         Upon the occurrence of any Event of Default, Bank, in addition to all of the remedies conferred upon Bank under law, in equity or under any of the Loan Documents, may declare the Second Restated Agreement and the Loans to be terminated and the Notes to be due and payable, whereupon the Revolving Credit Facility, the Non-Revolving LC Facility and the Term Loan Facility shall immediately terminate, and the Notes shall become immediately due and payable, without notice of any kind, except that if an event described in Section 7.4 occurs, the Loans shall immediately terminate, and the Notes shall become immediately due and payable without declaration or notice of any kind.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         SECTION 8.1 BANK'S RELIANCE, ETC. Neither Bank nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of the Loan Documents except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Bank: (i) may treat the payee of any note as the holder thereof until Bank receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Bank; (ii) may consult with legal counsel (including counsel for Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with any of the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents on the part of Borrowers or to inspect the property (including the books and records) of Borrowers; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instruments or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed by the proper party or parties.

         SECTION 8.2 FINANCIAL TERMS. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under GAAP.

         SECTION 8.3 DELAY. No delay on the part of Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 8.4 NOTICES. All notices, statements, requests and demands given to or made under any party hereto in accordance with the provisions of this Second Restated Agreement shall be deemed to have been given or made when deposited in the mail, postage prepaid, registered or certified mail return receipt requested addressed:

         If to Bank:
         Hibernia National Bank
         313 Carondelet Street, Suite 1300
         New Orleans, LA  70130
         Attention:       Byron Kives or Bruce Ross

         with a copy to:
         Chaffe, McCall, Phillips, Toler & Sarpy, L.L.P.
         1100 Poydras Street, Suite 2300
         New Orleans, LA  70163-2300
         Attention:       Kathleen S. Plemer, Esq.

         If to Borrowers:
         c/o UNIFAB International, Inc.
         5007 Port Road
         New Iberia, LA  70562
         Attention:       Dailey J. Berard
                          Pete Roman, Chief Financial Officer

         with a copy to:
         Jones, Walker, Waechter, Poitevent, Carrere & Denegre
         201 St. Charles Ave.
         New Orleans, Louisiana 70170-5100
         Attention:       Carl C. Hanemann, Esq.

         SECTION 8.5 EXPENSES. Whether or not Advances are made, Borrowers agrees to reimburse Bank upon demand, for all expenses (including reasonable attorneys' fees and legal expenses incurred by Bank) incurred by Bank in the preparation, negotiation and /or execution of the Loan Documents, and in enforcing the obligations of Borrowers hereunder or under any of the other Loan Documents, and to pay, and save Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Second Restated Agreement, the execution, delivery or issuance of the Notes, and/or the execution, delivery and recordation of the other Loan Documents, which obligations of Borrowers shall survive any termination of this Second Restated Agreement.

         SECTION 8.6 SEVERABILITY. Any provision of this Second Restated Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 8.7 COUNTERPARTS. This Second Restated Agreement may be executed in an many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

         SECTION 8.8 LAW. THE LOAN DOCUMENTS, AND EACH OF THEM, SHALL BE CONTRACTS MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.

         SECTION 8.9 SUCCESSORS. This Second Restated Agreement shall be binding upon Borrowers, Bank, and their respective successors and assigns, and shall inure to the benefit of Borrowers, Bank and their successors and assigns. Borrowers shall not assign their rights, obligations or duties hereunder or under any of the Loan Documents without the prior written consent of Bank.
Bank shall give Borrowers written notice of any assignment of its interests hereunder to any other Person, upon which assignment Borrowers shall perform all of its respective obligations under the Loan Documents in favor of Bank' assignee(s) as though such assignee(s) were originally a party or parties to this Second Restated Agreement.

         SECTION 8.10 AMENDMENTS. No amendment or waiver of any provision of this Second Restated Agreement or consent to any departure therefrom by Borrowers or Bank shall be effective unless the same shall be in writing and signed by Borrowers or Bank, and, in the case of a waiver or consent, such waiver or consent shall be effective only in the specific instance and or the specific purpose for which given.

         SECTION 8.11 EXECUTION IN COUNTERPARTS. This Second Restated Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 8.12 ENTIRE AGREEMENT. This Second Restated Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements with respect to the transactions contemplated hereby.

         SECTION 8.13 CONFLICTS. This Second Restated Agreement is in addition to and supplements the provisions of the other Loan Documents. To the extent that the provisions of this Second Restated Agreement are in conflict with, and not merely in addition to, the provisions of the other Loan Documents, the provisions of this Second Restated Agreements shall govern.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Restated Agreement to be executed by their respective officers thereunto duly authorized effective as of the date first written above.

BANK:                                BORROWERS:
                                     UNIFAB INTERNATIONAL, INC.
                                     BY:       /s/ PETER J. ROMAN
--------------------------------              ---------------------------------
BY:  BYRON KIVES                              PETER J. ROMAN
ITS: Assistant Vice President                 ITS:  Chief Financial Officer

                                     UNIVERSAL FABRICATORS L.L.C.
                                     BY: UNIFAB INTERNATIONAL, INC.,
                                     BY:       /s/ PETER J. ROMAN
                                              ---------------------------------
                                              PETER J. ROMAN
                                     ITS:     Chief Financial Officer

                                     PIM, L.L.C.
                                     BY: UNIFAB INTERNATIONAL, INC.
                                     BY:       /s/ PETER J. ROMAN
                                              ---------------------------------
                                              PETER J. ROMAN
                                     ITS:     Chief Financial Officer

                                     ALLEN TANK, L.L.C.
                                     BY: UNIFAB INTERNATIONAL, INC.
                                     BY:       /s/ PETER J. ROMAN
                                              ---------------------------------
                                              PETER J. ROMAN
                                     ITS:     Chief Financial Officer

                                     LATOKA USA, INC.
                                     BY:        /s/ PETER J. ROMAN
                                              ---------------------------------
                                              PETER J. ROMAN
                                     ITS:     Chief Financial Officer

                                SCHEDULE 2.2(A)

                       LIST OF WHITNEY LETTERS OF CREDIT

                                  SCHEDULE 4.2

    LIST OF BORROWERS' EXECUTIVE OFFICES AND PLACE OF BUSINESS AND LOCATIONS

                                  SCHEDULE 4.6

                                   LITIGATION

                                 SCHEDULE 4.17

                               BUSINESS LOCATIONS

                                  SCHEDULE 5.8

                           LIST OF INSURANCE COVERAGE

                                  SCHEDULE 6.3

                          LIST OF EXITING INDEBTEDNESS

                                  SCHEDULE 6.9

                             LIST OF EXITING LIENS